UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

December 17, 2013

Commission File Number	Registrant	State of Incorporation	IRS Employer Identification Number

1–7810	Energen Corporation	Alabama	63–0757759

605 Richard Arrington Jr. Boulevard North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

(205) 326–2700

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23 0.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2013, Energen Corporation (the “Company”) and its wholly-owned subsidiary, Energen Resources Corporation (“Energen Resources”), entered into a $600 million syndicated senior unsecured term credit facility pursuant to a Credit Agreement (the “Energen Term Credit Agreement”) among the Company, as borrower, Energen Resources, as guarantor, Bank of America, N.A. (“Bank of America”), as Administrative Agent, Wells Fargo Bank, National Association, Regions Bank, Compass Bank, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as Co-Syndication Agents, and the other lenders party thereto. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Regions Capital Markets, a division of Regions Bank, Compass Bank, J.P. Morgan Securities LLC and U.S. Bank National Association acted as Joint Lead Arrangers and Joint Book Managers for the Energen Term Credit Agreement. This credit facility refinances and replaces a $300 million syndicated senior unsecured term credit facility provided to the Company and guaranteed by Energen Resources on November 29, 2011. The Energen Term Credit Agreement has a four-year maturity with amortization payments of $15 million due on the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2014. The Company’s representations, covenants and events of default in the Energen Term Credit Agreement are substantially similar to those contained in the Company’s existing Credit Agreement dated November 29, 2011, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 29, 2011. Proceeds from the Energen Term Credit Agreement will be used (a) for general corporate purposes, (b) to refinance certain existing indebtedness of the Company and (c) to pay fees and expenses in connection with the Energen Term Credit Agreement. The Company’s obligations under the Energen Term Credit Agreement are unconditionally guaranteed by Energen Resources.

The $600 million term loan made at closing under the Energen Term Credit Agreement shall bear interest, at the Company’s option, at either a rate equal to (x) one, two, three or six month LIBOR plus a margin (the “Applicable LIBOR Margin”) based on the Company’s debt ratings for non-credit-enhanced, senior unsecured long-term debt (the “Energen LIBOR Rate”), which rate shall be fixed for the applicable LIBOR interest period; or (y) a fluctuating rate per annum equal to the highest of (1) Bank of America’s prime rate, (2) the Federal Funds Rate plus 0.50%, and (3) one month LIBOR plus 1.0%, plus, in each case, a margin based on the Company’s debt ratings for non-credit-enhanced, senior unsecured long-term debt (the “Energen Base Rate”), which rate shall float daily. The Company has elected for amounts borrowed under the Energen Term Credit Agreement to initially bear interest at the one-month Energen LIBOR Rate. As of the closing date, and based on the Company’s credit ratings as of the closing date, the Applicable LIBOR Margin is 1.625% and the interest rate on the term debt is 1.770%. The Company may enter into fixed rate swap agreements for all or a portion of the indebtedness under the Energen Term Credit Agreement, and any such swap arrangements also would be guaranteed by Energen Resources.

Upon the occurrence and during the continuance of an event of default under the Energen Term Credit Agreement, all amounts owing under the Energen Term Credit Agreement depending on the nature of the event of default will automatically, or may upon action by the Administrative Agent (at the request of or with the consent of the requisite lenders), become immediately due and payable.

In the ordinary course of their respective businesses, certain of the lenders and the other parties to the Energen Term Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and may in the future receive customary compensation and expense reimbursement.

The preceding summary of the material terms of the Energen Term Credit Agreement is qualified in its entirety by the full text of such agreement, which is filed herewith as Exhibit 10.1. In the event of any discrepancy between the preceding summary and the text of the Energen Term Credit Agreement, the text of the Energen Term Credit Agreement shall control.

Item 1.02  Termination of a Material Definitive Agreement.

As a result of the entry by the Company into the Energen Term Credit Agreement, the prior syndicated senior unsecured term credit facility provided to the Company terminated as of December 17, 2013. The terms of such syndicated senior unsecured term credit facility were substantially similar to the terms of the new Energen Term Credit Facility. The remainder of the information required by this Item 1.02 is included in Item 1.01 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1

Credit Agreement dated December 17, 2013, by and among Energen Corporation, as Borrower, Energen Resources Corporation, as Guarantor, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, Regions Bank Compass Bank, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as Co-Syndication Agents, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGEN CORPORATION

December 19, 2014	By	/s/ Charles W. Porter, Jr.
Charles W. Porter, Jr.
Vice President, Chief Financial Officer and Treasurer of Energen Corporation